Exhibit 5

Freeborn & Peters LLP

December 6, 2005

Board of Directors

SLS International, Inc.

1650 West Jackson

Ozark, MO 65807

Gentlemen:

We are acting as counsel to SLS International, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-3 (the “Registration Statement”) relating to the offer and sale by certain selling stockholders as set forth in the Registration Statement (the “Selling Stockholders”) of up to 2,150,000 shares of the Company’s Common Stock, $0.001 par value per share (the “Shares”). This opinion letter is being rendered in connection with the filing of the Registration Statement.

We have examined copies of (i) the Certificate of Incorporation of the Company, as amended (the “Charter”); (ii) the Bylaws of the Company, as amended; (iii) the stock records of the Company; and (iv) the resolutions of the Board of Directors of the Company relating to the matters referred to herein. We have also examined the Registration Statement and Exhibits thereto (collectively, with the documents described in the preceding sentence, referred to as the “Documents”).

In expressing the opinions set forth below, we have assumed, and as far as is known to us there are no facts inconsistent therewith, that all Documents submitted to us as originals are authentic, all documents submitted to us as certified or photostatic copies conform to the original documents, all signatures on all such Documents are genuine, all public records reviewed or relied upon by us or on our behalf are true and complete, and all statements and information contained in the Documents are true and complete. We express no legal opinion upon any matter other then that explicitly addressed below, and our opinion herein contained shall not be interpreted to be an implied opinion upon any other matter.

Based upon the foregoing, we are of the opinion that, when (a) the Shares are issued in accordance with the terms of the options or warrants pursuant to which they are issuable upon exercise of such options or warrants, and (b) the Shares are sold by the Selling Stockholders pursuant to the Registration Statement (including any Prospectus or Prospectus Supplement relating thereto), the Shares will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware and the laws of the United States of America, and we do not express any opinion herein concerning any other law. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for your benefit and may not be relied upon by any other person without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this opinion, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

Respectfully submitted,

FREEBORN & PETERS LLP